Exhibit 99.1
News Release
	Contacts:	Carl A. Luna, SVP and CFO Copano Energy, L.L.C. 713-621-9547 Jack Lascar / jlascar@drg-l.com Anne Pearson/ apearson@drg-l.com DRG&L/ 713-529-6600

FOR IMMEDIATE RELEASE

COPANO PROVIDES UPDATE ON HOUSTON CENTRAL COMPLEX CRYOGENIC PROCESSING UPGRADE PROJECT

Houston, Texas, March 20, 2012 – Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that repairs to its Houston Central cryogenic processing facility, which were discussed on Copano’s earnings conference call held February 29, 2012, have been completed.  The newly upgraded plant began producing NGLs that meet downstream specifications on March 13, 2012 and is currently processing approximately 200 million cubic feet per day of rich natural gas.  Copano anticipates no change to the original project cost of $21 million.  Copano does not expect that the March 13th startup will have a material impact on the first-quarter Texas segment gross margin and distributable cash flow guidance provided during the February 29th conference call.

About Copano Energy, L.L.C.
Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Texas, Oklahoma, Wyoming and Louisiana. Its assets include approximately 6,700 miles of active natural gas gathering and transmission pipelines, 370 miles of NGL pipelines and 10 natural gas processing plants, with more than 1 billion cubic feet per day of combined processing capacity and 44,000 barrels per day of fractionation capacity. More information is available at http://www.copano.com.

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This press release includes “forward-looking statements,” as defined by the Securities and Exchange Commission.  Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements.  These statements include, but are not limited to, statements about future producer activity and Copano’s total distributable cash flow and distribution coverage.  These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following risks and uncertainties, many of which are beyond Copano’s control: the volatility of prices and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production, producers’ ability to drill and successfully complete and attach new natural gas supplies and the availability of downstream transportation systems and other facilities for natural gas and NGLs; mechanical failures and other operational risks affecting the performance of Copano’s processing plants and other facilities, higher construction costs or project delays due to inflation, limited availability of required resources, or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s quarterly and annual reports filed with the Securities and Exchange Commission.